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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VISION-SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISION-SCIENCES, INC.
Nine Strathmore Road
Natick, Massachusetts 01760

Notice of Annual Meeting of Stockholders

To be Held on Monday, July 25, 2005

        The Annual Meeting of Stockholders of Vision-Sciences, Inc. (the "Company") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on Monday, July 25, 2005 at 11:00 a.m., local time, to consider and act upon the following matters:

        (1)   To elect Ron Hadani and Katsumi Oneda, as Class II Directors, each to serve for a three-year term;

        (2)   To amend the Company's 2000 Stock Incentive Plan (the "2000 Plan") to increase the number of shares of Common Stock that may be issued pursuant to awards granted under the 2000 Plan from 4,000,000 to 4,500,000 shares; and

        (3)   To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on June 10, 2005 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Katsumi Oneda, Chairman
Natick, Massachusetts
July 1, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

VISION-SCIENCES, INC.

Nine Strathmore Road
Natick, Massachusetts 01760

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on July 25, 2005

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vision-Sciences, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 25, 2005 at 11:00 a.m. at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

        This Proxy Statement was mailed to stockholders on or about July 1, 2005.

Voting Securities and Votes Required

        At the close of business on June 10, 2005, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,077,377 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

        The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

        The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and eligible to vote is required for the approval of the amendment to the 2000 Plan.

        Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter, such as the election of directors (Proposal 1). However, abstentions will be votes against the approval of the amendment to the 2000 Plan (Proposal 2).

Stock Ownership of Certain Beneficial Owners and Managers

        The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 2005 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each current director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation and Other Information" below and (iv) by all current directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Common Stock Beneficially Owned(2)
Katsumi Oneda(3) c/o Vision-Sciences, Inc. Nine Strathmore Road Natick, MA 01760	8,370,190	23.9%
Lewis C. Pell(4) c/o Machida Incorporated 40 Ramland Road South Orangeburg, NY 10962	8,312,702	23.7%
Perceptive Life Sciences Master Fund, Ltd.(5) 7284 W. Palmetto Park Rd. Suite 306 Boca Raton, FL 33433	3,520,039	9.9%
Pentax Corporation(6) 2-36-9, Maeno-cho Itabashi-Ku Tokyo 174-8639 Japan	2,000,000	5.7%
Ron Hadani(7)	780,000	2.2%
Kenneth W. Anstey(8)	197,290	*
William F. Doyle(9)	16,000	*
John J. Wallace(10)	20,000	*
Isao Fujimoto	106,250	*
Mark S. Landman(11)	193,250	*
James A. Tracy(12)	164,000	*
Thomas M. Olmstead(13)	37,500	*
Thomas S. Soulos(14)	16,250	*
All current directors and executive officers as a group (14 persons)(15)	18,298,432	50.1%

*
Less than 1% of the shares of Common Stock outstanding

(1)
Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

(2)
The number of shares deemed outstanding includes 34,998,877 shares outstanding as of March 31, 2005 and any shares subject to stock options and warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days after March 31, 2005.

(3)
Includes 37,500 shares and 47,500 shares held of record and beneficially owned by Mr. Oneda's son and daughter, respectively. Mr. Oneda disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share, exercisable on March 31, 2005.

(4)
Includes 50,000 shares and 42,500 shares held of record and beneficially owned by Mr. Pell's wife and child, respectively. Mr. Pell disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share, exercisable at March 31, 2005.

(5)
Includes (i) 2,222,222 shares and 740,740 shares held of record and beneficially by Perceptive Life Sciences Master Fund, Ltd. ("Perceptive") and/or its affiliated funds and Joseph Edelman, respectively, (ii) warrants to purchase an aggregate of 557,077 common shares held by Perceptive and Mr. Edelman, at $3.75 per share, exercisable at March 31, 2005, and (iii) excludes warrants to purchase 183,663 common shares held by Perceptive and Mr. Edelman which would cause Perceptive and Mr. Edelman, collectively, to beneficially own in excess of 9.99% of the outstanding shares of Common Stock of the Company, as prohibited by the terms of the warrants held by them. Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of Perceptive.

(6)
Based on information provided by Pentax Corporation. Pentax was formerly Asahi Optical Company Limited.

(7)
Comprised of 780,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(8)
Includes 36,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(9)
Comprised of 16,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(10)
Comprised of 20,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(11)
Includes 193,250 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(12)
Includes 162,500 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(13)
Comprised of 37,500 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(14)
Comprised of 16,250 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(15)
Includes, as to all directors and executive officers as a group, 1,700,436 shares subject to stock options and warrants that are currently exercisable or exercisable within 60 days after March 31, 2005. Also includes shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on its review of copies of reports filed by persons required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended ("Reporting Persons"), the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act, except as follows:

        Messrs. Kenneth A. Spector and Gerald D. Erb, each of whom are Vice Presidents of the Company, failed to timely file Forms 4 to reflect grants to each of them of stock options as part of their employment offers in September 2004. However in June 2005, Messrs. Spector and Erb filed the requisite Forms 4 to reflect the foregoing stock option grants.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the 2007 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 2005 Annual Meeting of Stockholders, and one Class III Director, whose term expires at the 2006 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

        The persons named in the enclosed proxy will vote to elect Ron Hadani and Katsumi Oneda, as Class II Directors, unless authority to vote for the election of Messrs. Hadani and Oneda is withheld by marking the proxy to that effect. Messrs. Hadani and Oneda are currently Class II Directors of the Company. Messrs. Hadani and Oneda have indicated willingness to serve, if elected, but if any are unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors.

        Set forth below is the name and certain information with respect to each director of the Company, including the nominees for Class II Directors.

Name	Class of Director	Age	First Became a Director
William F. Doyle(1)(2)(4)	I	43	2002
Lewis C. Pell(3)	I	62	1987
John J. Wallace(1)(4)	I	51	2001
Ron Hadani	II	49	2003
Katsumi Oneda(3)	II	67	1987
Kenneth W. Anstey(1)(2)(4)	III	59	1993

(1)
member of Audit Committee

(2)
member of Compensation Committee

(3)
member of Executive Committee

(4)
member of Nominating Committee

        William F. Doyle has been a managing director of WFD Ventures LLC since October 2002. He served as a managing director of Insight Venture Partners from December 1999 through October 2002 and as Vice President, Licensing and Acquisitions, for Johnson & Johnson from October 1995 through November 1999. Mr. Doyle is a director of I-many, Inc., a publicly traded provider of contract management software and solutions.

        Lewis C. Pell, a co-founder of the Company, has been Vice-Chairman of the Board of Directors of the Company since May 1992. Mr. Pell is a founder or co-founder and director of a number of other privately held medical device companies.

        John J. Wallace has served as Chief Operating Officer of Nova Biomedical Corporation, a medical device company, since March 1997. Mr. Wallace is a director of several private companies.

        Ron Hadani has served as President and Chief Executive Officer of the Company since February 2003. From November 2001 to February 2003, Mr. Hadani was a self-employed business development consultant. Mr. Hadani served as President of Kontron Medical LLC, an ultrasound equipment company, from April 2000 through October 2001. Mr. Hadani is a director of a private company.

        Katsumi Oneda, a co-founder of the Company, has been Chairman of the Board of Directors of the Company since October 1993. From October 1993 through January 2003 he also served as President and Chief Executive Officer of the Company. He served as Vice-Chairman of the Board of Directors of the Company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as Chairman of the Board of Directors from September 1990 to October 1991. Mr. Oneda is a director of a private company.

        Kenneth W. Anstey has served as President and Chief Executive Officer of Coapt Systems, Inc., a developer of bioabsorbable implants, since December 2002 and served as President and Chief Executive Officer of Oratec Interventions Inc., a publicly traded medical device company, from July 1997 through May 2002. Mr. Anstey is a director of several private companies.

        Executive officers of the Company are generally elected by the Board of Directors on an annual basis and serve at the Board's discretion. No family relationship exists among any of the executive officers or directors of the Company.

Board and Committee Meetings

        The Company has a standing Audit Committee of the Board of Directors, which reviews the Company's independent auditors' performance in the annual audit, reviews auditors' fees, discusses the Company's internal accounting control policies and procedures and considers and appoints the Company's independent auditors. The Audit Committee met five (5) times during the fiscal year ended March 31, 2005. The current members of the Audit Committee are Messrs. Anstey, Doyle and Wallace and each member is "independent" under the listing standards of The Nasdaq National Market.

        The Company has a standing Compensation Committee of the Board of Directors, which sets the compensation levels of executive officers of the Company (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs of the Company, administers the Company's 1990 Stock Option Plan and 2000 Plan and authorizes option grants under the 2000 Plan to all employees of the Company. The Compensation Committee met seven (7) times during the fiscal year ended March 31, 2005. The current members of the Compensation Committee are Messrs. Anstey and Doyle.

        The Company has a standing Nominating Committee of the Board of Directors, which is currently composed of three directors, Messrs. Anstey, Doyle and Wallace. The Nominating Committee assists the Board by identifying individuals qualified to become Board members and recommends to the Board potential candidates for election as a director and nominees for each committee of the Board (other than the Nominating Committee). Each member of the Nominating Committee is "independent" under the listing standards of The Nasdaq National Market. The Nominating Committee did not meet during the fiscal year ended March 31, 2005.

        The Nominating Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other director nominees, in collectively serving the long-term interests of the stockholders. To this end, the Nominating Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of the Company's business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Nominating Committee also will consider any other factor which it deems relevant in selecting individuals as director nominees. The Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by the Company's directors and management or by the Company stockholders.

        The Company does not currently have a written policy with regard to stockholder recommendations. The absence of such a policy does not mean, however, that a stockholder recommendation would not be considered if received. Stockholders may recommend qualified candidates for the Board by writing Vision Sciences, Inc., Attn: Secretary, Nine Strathmore Road, Natick, Massachusetts 01760. All stockholder communications that are received will be submitted to the Nominating Committee for review and consideration. Nominations of directors by stockholders will be reviewed by the Nominating Committee, who will determine whether these nominations should be presented to the Board.

        The Board has adopted the Company's Nominating Committee Charter.

        The Board of Directors met five (5) times during the fiscal year ended March 31, 2005. Each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served. All members of the Board of Directors are expected to attend the Annual Meeting in person, and Messrs. Oneda, Pell, Anstey and Hadani attended the last such meeting on July 21, 2004 in person.

        Stockholders may send communications to the Board or to specified individual directors at any time. Stockholders should direct their communication to the Board or to specified individual directors, in care of the Secretary of the Company at the Company's principal offices, Nine Strathmore Road, Natick, Massachusetts 01760. Any stockholder communications that are addressed to the Board or specified individual directors will be delivered by the Secretary of the Company to the Board or such specified individual directors.

Director Compensation

        The Company's outside directors (currently, Messrs. Anstey, Doyle and Wallace) receive an annual director's fee in the amount of $10,000, payable quarterly. Directors are reimbursed for certain Company-related travel expenses. In addition, members of the Audit Committee receive $500 for each Audit Committee meeting attended.

        The 2003 Director Stock Option Plan (the "2003 Director Plan") provides for the grant of non-statutory stock options (collectively "Director Options") to directors of the Company who are not employees of the Company or any subsidiary of the Company (collectively "Outside Directors"). No discretionary options or other awards can be granted under the 2003 Director Plan; rather, Director Options to purchase 4,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) will be granted automatically (i) to each person who becomes an Outside Director after the date the 2003 Director Plan was approved by the stockholders of the Company and (ii) to each Outside Director on each date on which an annual meeting of the stockholders of the Company is held, provided that such Outside Director does not then hold any options under the 1993 Director Option Plan that have not vested as of such date. The exercise price per share of any Director Option will be the fair market value of one share of Common Stock on the date of grant. While the Company's stock is listed on a national securities exchange or other nationally recognized trading system such as the Nasdaq SmallCap Market, this will be the closing price per share of the Company's Common Stock on the trading day immediately preceding the date of grant. Each Director Option shall be fully vested and exercisable in full on the date of grant. Director Options are exercisable until the tenth anniversary of the date of grant.

Executive Compensation and Other Information

  Summary Compensation

        The following table sets forth certain information concerning the compensation, for the fiscal years indicated, for each person who served as the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers during the fiscal year ended March 31, 2005 (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation(2)				Long-Term Compensation
Name and Principal Position(1)	Year	Salary		Bonus		Securities Underlying Options	All Other Compensation(3)
Ron Hadani(4) President and Chief Executive Officer	2005 2004 2003	$ $ $	250,000 194,731 25,289		— — —	— 1,200,000 400,000		$2,714 — —
Katsumi Oneda Chairman of the Board of Directors; former President and Chief Executive Officer	2005 2004 2003	$ $ $	109,200 109,200 109,200		— — —	— — —		— — —
Thomas M. Olmstead Vice President, International Sales	2005 2004 2003	$ $ $	122,328 120,462 130,000	$ $	16,500 15,000 —	— — 50,000	$ $	724 615 —
Isao Fujimoto Former Vice President, Manufacturing and Engineering, Industrial Segment	2005 2004 2003	$ $ $	140,153 126,287 122,610		— — —	— 15,000 30,000	$ $ $	1,857 1,806 1,720
James A. Tracy Vice President, Finance; Treasurer; Chief Financial Officer; Controller; Secretary	2005 2004 2003	$ $ $	132,309 129,792 124,800		— — —	— 15,000 50,000	$ $ $	1,939 1,866 1,790
Mark S. Landman Vice President, Operations	2005 2004 2003	$ $ $	131,037 128,544 123,600		— — —	— 15,000 58,750	$ $ $	1,892 1,821 1,768
Thomas S. Soulos Director, Engineering and Product Development, Medical Segment	2005 2004 2003	$ $	133,280 55,847 —		— — —	— 50,000 —		— — —

(1)
The rules of the SEC require that this table, the stock option grant table and the stock option exercise table which follow, present information concerning the Company's Chief Executive Officer as of March 31, 2005 the Company's fiscal year-end, any other person who served as the Company's Chief Executive Officer at any time during the fiscal year ended March 31, 2005, up to four of the Company's other most highly compensated executive officers (determined by reference to total annual salary and bonus earned by such officers) whose total salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2005 and up to two individuals who would have been one of the four most highly compensated executive officers but for the fact that such individuals no longer served as executive officers of the Company on March 31, 2005.

(2)
In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for each Named Executive Officer.

(3)
Consists of Company contributions to the Company's 401(k) Plan.

(4)
Mr. Hadani began serving as President and Chief Executive Officer of the Company on February 1, 2003.

  Option/SAR Grants in Last Fiscal Year

        The Company did not grant any options or SARs to any of the Named Executive Officers during the fiscal year ended March 31, 2005.

  Option Exercises and Year-End Values

        The following table sets forth certain information concerning stock options held as of March 31, 2005 by each of the Named Executive Officers. Mr. Olmstead and Mr. Fujimoto exercised options in the fiscal year ended March 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Number of Shares of Common Stock Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Ron Hadani	780,000	820,000	$1,354,980	$1,426,620
Katsumi Oneda	—	—	$—	$—
Thomas M. Olmstead	37,500	50,000	$66,913	$90,550
Isao Fujimoto	—	—	$—	$—
James A. Tracy	162,500	32,500	$253,813	$60,333
Mark S. Landman	193,250	22,500	$318,116	$41,423
Thomas S. Soulos	16,250	33,750	$15,698	$32,603

(1)
Based on the fair market value of the Common Stock on March 31, 2005 ($2.781 per share), less the option exercise price.

Agreements with Named Executive Officers

        Under the terms of a letter agreement dated August 14, 2003 between the Company and Mr. Soulos, the Company's Director of Engineering and Product Development, Medical Segment, Mr. Soulos' annual base salary was initially set at $132,000. In addition, the Company agreed to grant Mr. Soulos an option to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Common Stock on October 20, 2003. This option was vested as to 10% of the underlying shares on October 20, 2003 and vests as to an additional 22.5% annually over the following four-year period. In addition, Mr. Soulos is entitled to receive additional options to purchase up to 20,000 shares of the Company's Common Stock, 25% on the October 20, 2004 and on the following three anniversaries of that date, at an exercise price equal to the closing price of the

Common Stock on date of grant, each as a bonus for achieving certain mutually agreed upon objectives. These options vest immediately upon grant. The letter agreement also provides that, in the event of a termination other than for cause, Mr. Soulos will receive a lump sum severance payment equal four months' salary.

        The Company and Mr. Hadani entered a letter agreement on January 24, 2003 with respect to the terms of Mr. Hadani's employment as Chief Executive Officer of the Company. Under the agreement, Mr. Hadani's annual base salary was initially set at $190,000, subject to annual review. In addition, the Company agreed to grant to Mr. Hadani an option to purchase 400,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. The option was 25% vested on grant with the balance to vest in three equal installments over a three-year period.

        Under the terms of a letter agreement dated September 20, 2001 between the Company and Mr. Olmstead, the Company's Vice President of Sales and Marketing, Mr. Olmstead's annual base salary was initially set at $120,000. In addition, the Company agreed to grant Mr. Olmstead an option to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Common Stock on October 1, 2001. This option was vested as to 25% of the underlying shares on October 1, 2002 and vests as to an additional 25% annually over the following three-year period.

        Under the terms of a letter agreement dated July 18, 1997 between the Company and Mr. Tracy, the Company's Vice President of Finance and Chief Financial Officer, Mr. Tracy was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Common Stock on the date of the letter agreement. This option has since vested in full in accordance with its terms. The letter agreement also provides that, in the event of a termination other than for cause, Mr. Tracy will receive a lump sum severance payment equal to three months' salary and continue to receive all benefits for a period of three months following termination.

Certain Relationships and Related Transactions

        In the fiscal year ended March 31, 2005, the Company purchased approximately $1,866,554 of flexible endoscope components from a subsidiary of Pentax Corporation "Pentax"), pursuant to a March 16, 1992 supply agreement between the Company and Pentax. Pentax is the record and beneficial holder of 5.7% of the Company's outstanding Common Stock.

        During the fiscal year ended March 31, 2005, Machida Incorporated, a subsidiary of the Company that manufactures endoscopes for both medical and industrial segments, purchased approximately $492,000 worth of inventory from a Japanese supplier whose sole owner was Mr. Oneda's brother-in-law. In the spring of 2005, Mr. Oneda's brother-in-law passed away, leaving Mr. Oneda's sister as the sole owner of the supplier. The Company believes that it purchased inventory items from this supplier on terms and at prices at least as favorable to the Company as could have been obtained from an unaffiliated third party supplier.

        On February 14, 2005, the Company sold 370,370 shares of restricted Common Stock to each of Messrs. Oneda and Pell, as part of a private placement of 3,703,702 shares of restricted Common Stock. Perceptive Life Sciences Master Fund Ltd and an independent investor purchased a total of 2,962,962 shares as part of the same transaction. All of these shares were sold at a price per share of $2.70, which represented approximately 92% of the closing price of the Company's Common Stock on the Nasdaq SmallCap on February 14, 2005. The Company also issued warrants to purchase 1,103,704 Common Shares to the investors and to the placement agent at a price of $3.75 per share, exercisable immediately over a period of five years. The private placement was authorized by the Company's Board of Directors in a unanimous written consent dated February 11, 2005.

        In March 2005, the Nasdaq Stock Market informed the Company that the transaction did not comply with The Nasdaq Stock Market's shareholder approval requirements. In response, the Company and Mr. Oneda executed a rescission agreement whereby Mr. Oneda rescinded 31,387 shares, resulting in a purchase price per share of $2.95, the closing market price on the Nasdaq SmallCap Market on February 14, 2005, for the remaining 338,983 shares that he purchased. In addition, the Company and Mr. Pell executed a contribution agreement whereby Mr. Pell contributed an additional amount of $92,591.50, resulting in a per share price of $2.95 for all the shares he purchased.

        The Company believes that the terms of the foregoing transactions were at least as favorable to the Company as could have been obtained from unaffiliated third parties.

        The Company has a policy that transactions, if any, between the Company and its officers, directors or other affiliates must (a) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, (b) be approved by a majority of the members of the Board of Directors and (c) be approved by a majority of the disinterested members of the Board of Directors.

Compensation Committee Report on Executive Compensation

        The Company's executive compensation program is administered by the Compensation Committee, which is currently comprised of Kenneth W. Anstey and William F. Doyle. The Compensation Committee is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors and for awarding stock options under the Company's 2000 Plan. In the fiscal year ended March 31, 2005, and for the annual reviews of the executive officers of the Company effective in April 2005, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company's other directors, including the input of the Chief Executive Officer of the Company, with respect to the compensation of the Company's other executive officers.

  Policies and Philosophy

        The Company's executive compensation program is structured and administered to achieve three broad goals in a manner consistent with stockholder interests. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company, which are often targeted to the individual executive's particular business unit. Finally, the Compensation Committee designs the Company's executive compensation programs to provide executives with long-term ownership opportunities in the Company in an attempt to align executive and stockholder interests.

        The Company has not to date generated significant revenues from the sales of its new products that incorporate its disposable EndoSheath technology. Accordingly, in evaluating both individual and corporate performance for purposes of determining salary levels and stock option grants, the Compensation Committee currently places significant emphasis on the progress and success of the Company with respect to matters such as product development, including product design and manufacturing, and enhancement of the Company's patent and licensing position as well as on the Company's overall financial performance and sales by product line.

  Executive Officer Compensation in Fiscal 2005

        The compensation programs for the Company's executives established by the Compensation Committee consist of two elements based upon the foregoing objectives: (i) base salary, bonus and benefits competitive with the marketplace; and (ii) stock-based equity incentives in the form of participation in the 2000 Plan. The Compensation Committee believes that providing base salaries and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. The Compensation Committee generally provides executive officers discretionary stock option awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities. In evaluating the salary level and equity incentives to award to each current executive officer, the Compensation Committee examines the progress that the Company has made in areas under the particular executive officer's supervision, such as manufacturing or sales, and the overall performance of the Company. The Compensation Committee does not establish specific goals or milestones that automatically trigger additional compensation for the executive officers but rather decides on each executive officer's compensation after taking into account actions by such officer to accomplish established Company goals.

        In determining the salary of each executive officer, including the Named Executive Officers, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual's performance, including the expected contribution of the executive officer to the Company's goals, (ii) the Company's long-term needs and goals, including attracting and retaining key management personnel and (iii) the Company's competitive position, including data on the payment of executive officers at comparable companies that are familiar to members of the Compensation Committee. The companies described under the caption "Comparative Stock Performance" below constitute a much broader group of companies at various stages of development than those considered by the Compensation Committee to compare compensation levels of the Company's executive officers. Rather, the companies used by the Compensation Committee to compare executive compensation are companies of which the members of the Compensation Committee have specific knowledge and are considered as of the time those companies were at similar stages of development as the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual. The Compensation Committee believes that the salary levels of the Company's executive officers are in the middle third when compared to the compensation levels of companies at similar stages of development as the Company. The Compensation Committee reviewed compensation for the Company's executive officers during the current fiscal year.

  Compensation of the Chief Executive Officer in Fiscal 2005

        The compensation philosophy applied by the Committee in establishing the compensation for the Company's Chief Executive Officer is the same as for the other senior management of the Company—to provide a competitive compensation opportunity that rewards performance.

        Mr. Hadani has served as Chief Executive Officer since February 2003. In Fiscal 2005, the Compensation Committee approved a salary of $250,000 for Mr. Hadani and an annual car allowance of $9,000. The Compensation Committee believes Mr. Hadani's salary to be in the middle third when compared to compensation levels of chief executive officers of companies at a similar stage of development as the Company. The Compensation Committee reviewed Mr. Hadani's compensation during the current fiscal year.

  Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to a public company for certain compensation in excess of $1,000,000 paid to the company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has not paid any of its executive officers annual compensation over $1,000,000 and has no current plan to do so, it currently intends to structure all future performance-based compensation of its executive officers in a manner that complies with this statute.

COMPENSATION COMMITTEE
Kenneth W. Anstey, Chairman William F. Doyle

Compensation Committee Interlocks and Insider Participation

        Messrs. Anstey and Doyle served as members of the Compensation Committee during the fiscal year ended March 31, 2005. No member of the Compensation Committee was at any time during the fiscal year ended March 31, 2005, an officer or employee of the Company nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

        None of the Company's executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee.

Report of the Audit Committee of the Board of Directors

        The Audit Committee of the Company's Board of Directors is composed of three members and acts under a written charter first adopted and approved in March 2000. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Nasdaq Stock Market. The current members of the Audit Committee are Kenneth W. Anstey, William F. Doyle and John J. Wallace. The Company's Board of Directors has determined that Mr. Wallace is an "audit committee financial expert" and independent within the meaning of the rules of the Securities and Exchange Commission.

        The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended March 31, 2005 and discussed these financial statements with the Company's management. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting and financial personnel and the independent auditors, the following:

  •
  the plan for, and the independent auditors' report on, each audit of the Company's financial statements;

  •
  the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

  •
  changes in the Company's accounting practices, principles, controls or methodologies;

  •
  significant developments or changes in accounting rules applicable to the Company; and

  •
  the adequacy of the Company's internal controls and financial personnel.

        Management represented to the Audit Committee that the Company's financial statements had been prepared in accordance with generally accepted accounting principles.

        The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards ("SAS") 61, Communications with Audit

Committees with BDO Seidman LLP, the Company's independent auditors. SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

  •
  methods to account for significant or unusual transactions;

  •
  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  •
  the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

  •
  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of the other, non-audit related services to the Company that are referred to in "Independent Auditors Fees and Other Matters" is compatible with maintaining such auditors' independence.

        Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2005.

AUDIT COMMITTEE
William F. Doyle, Chairman Kenneth W. Anstey John J. Wallace

Independent Auditors

        BDO Seidman has served as the Company's independent auditors beginning in the fiscal year ended March 31, 2003, including the fiscal year ended March 31, 2005. The Audit Committee has not determined if it will retain the services of BDO Seidman to audit the Company's financial statements for the fiscal year ending March 31, 2006. There have been no disagreements between the Company and BDO Seidman relating to accounting or other auditing matters.

        Representatives of BDO Seidman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees and Services

        The table below summarizes the audit fees paid by the Company and its consolidated subsidiaries during each of the Company's two most recent fiscal years.

	Year Ended March 31, 2004		Year Ended March 31, 2005
	Amount	Percentage	Amount	Percentage
Audit Fees	$57,300	76%	$85,100	70%
Audit-Related Fees(1)	2,500	3	20,000	17
Tax Fees(2)	15,500	21	16,000	13
All Other Fees	0	0	0	0

Total	$75,300	100%	$121,100	100%

(1)
"Audit-related fees" are fees related to due diligence investigations and to other assignments relating to internal accounting functions and procedures, and financial reporting.

(2)
"Tax fees" are fees for professional services rendered by the Company's auditors for tax compliance, and tax advice on actual or contemplated transactions.

  Audit Committee's pre-approval policies and procedures

        The Audit Committee of the Company's board of directors chooses and engages the Company's independent auditors to audit the Company's financial statements. In April 2004, the Company's Audit Committee adopted a policy requiring management to obtain the audit committee's approval before engaging the Company's independent auditors to provide any audit or permitted non-audit services to the Company or its subsidiaries. This policy, which is designed to assure that such engagements do not impair the independence or the Company's auditors, requires the Audit Committee to pre-approve annually various audit and non-audit services that may be performed by the Company's auditors. In addition, the Audit Committee limited the aggregate amount of fees the Company's auditors may receive during 2004 for non-audit services in certain categories.

        The Company's Chief Financial Officer reviews all management requests to engage the Company's auditors to provide services and approves the request if the requested services are of the type pre-approved by the Audit Committee. The Company informs the Audit Committee of these approvals at least quarterly. Services of the type not pre-approved by the Audit Committee require pre-approval by the Audit Committee on a case-by-case basis. The Audit Committee is not permitted to approve the engagement of the Company's auditors for any services that fall into a category of services that is not permitted by applicable law or if the services would be inconsistent with maintaining the auditor's independence.

Code of Ethics

        In 2004, the Board adopted a Code of Ethics that is intended to serve as a set of guiding principles to promote integrity and compliance with the law in the conduct of the Company's business. The Code of Ethics applies to all directors, officers and employees, including the Company's Chief Executive Officer and Chief Financial Officer. The code of ethics may be obtained free of charge by writing Vision Sciences, Inc., Attn: Chief Financial Officer, Nine Strathmore Road, Natick, Massachusetts 01760.

COMPARATIVE STOCK PERFORMANCE

        The following graph compares the cumulative total stockholder return on the Common Stock of the Company between March 31, 2000 and March 31, 2005 (the end of fiscal 2005) with the cumulative total return of (i) the Russell 2000 Index and (ii) the Nasdaq Medical Equipment Index. This graph assumes the investment of $100 on March 31, 2000 in the Company's Common Stock, the Russell 2000 Index and the Nasdaq Medical Equipment Index, and assumes dividends are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Vision-Sciences, Inc., the Russell 2000 Index
and the Nasdaq Medical Equipment Index

	Cumulative Total Return
	3/00	3/01	3/02	3/03	3/04	3/05
Vision-Sciences, Inc.	$100.00	47.24	60.00	44.00	164.00	123.60
Russell 2000	100.00	84.67	96.51	70.49	115.48	121.73
Nasdaq Medical Equipment	100.00	88.19	105.56	93.36	140.90	146.87

PROPOSAL 2: APPROVAL OF The Amendment to the 2000 STOCK INCENTIVE PLAN

        The Company's stockholders are asked to approve an amendment to the 2000 Stock Incentive Plan (the "2000 Plan"), which was approved by the Board of Directors of the Company on April 5, 2005, subject to stockholder approval, that would increase the number of shares of Common Stock that may be issued pursuant to awards granted under the 2000 Plan from 4,000,000 to 4,500,000 shares. The affirmative vote of the holders of a majority of the shares of Common Stock present and eligible to vote is required for the approval of the amendment to the 2000 Plan.

        The Board of Directors of the Company also approved an amendment to the 2000 Plan to provide flexibility to amend the 2000 Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (i.e., recent law changes applicable to "non-qualified deferred compensation plans," which includes certain equity arrangements).

        The Board of Directors of the Company also amended the 2000 Plan to incorporate certain minor miscellaneous changes that do not legally require stockholder approval.

Background of the Proposal to Amend the 2000 Stock Incentive Plan

        On May 9, 2000, the Board of Directors of the Company adopted, and the stockholders of the Company subsequently approved, the 2000 Plan. The 2000 Plan replaced the 1990 Stock Option Plan, which expired by its terms on November 5, 2000. Initially, up to 4,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) were authorized to be issued pursuant to awards granted under the 2000 Plan.

        As of March 31, 2005, options to purchase 3,273,642 shares of Common Stock, net of cancellations, have been granted under the 2000 Plan at exercise prices ranging from $0.01 to $4.30. As of June 7, 2005, the closing price of a share of Common Stock on the Nasdaq SmallCap Market was $2.35.

        The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key employees. The Board of Directors believes that stock ownership by employees provides performance incentives and fosters long-term commitment to the Company and to the Company's stockholders. As of March 31, 2005, only 726,358 shares remain available for future grants out of the aggregate of 4,000,000 shares of Common Stock authorized for awards under the 2000 Plan. Although the Company maintains various stock incentive plans, shares available for option grants under those plans cannot be used for option grants under the 2000 Plan. For example, under the 2003 Director Plan, only 200,000 shares are available for future options and only non-employee directors are eligible for awards; and no future options may be granted under the 1990 Stock Option Plan, which expired by its terms on November 5, 2000. The Board of Directors of the Company believes that the increase will provide an adequate reserve of shares of Common Stock available for awards under the 2000 Plan and allow the Company to compete successfully with other companies in attracting and retaining key employees. Accordingly, the Board of Directors believes that the amendment to increase the number of shares of Common Stock that may be issued pursuant to awards granted under the 2000 Plan, as described below, is in the best interests of the Company and its stockholders and recommends a vote FOR this proposal.

Summary of the 2000 Plan

        The following is a brief summary of the principal provisions of the 2000 Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the 2000 Plan (as amended), a copy of which may be obtained upon written request to the Company at its principal place of business.

Description of Awards

        The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards").

Incentive Stock Options and Nonstatutory Stock Options

        Optionees receive the right to purchase a specified number of shares of Common Stock at a determined option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company ("10% Stockholders")). Options may not be granted for a term in excess of ten years (or 5 years in the case of incentive stock options granted to 10% Stockholders). The 2000 Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note (to the extent permitted by the Board of Directors), or by any other lawful means.

Restricted Stock Awards

        Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Other Stock-based Awards

        Under the 2000 Plan, the Board has the right to grant other stock-based Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

Eligibility to Receive Awards

        Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 2000 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which Awards may be granted to any participant under the 2000 Plan may not exceed 2,000,000 shares per calendar year.

Administration

        The 2000 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret the provisions of the 2000 Plan. Pursuant to the terms of the 2000 Plan, the Board of Directors may delegate authority under the 2000 Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee to administer certain aspects of the 2000 Plan, including the granting of Awards under the 2000 Plan. Subject to any applicable limitations contained in the 2000

Plan, the Board of Directors, the Compensation Committee, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

        The Board of Directors is required to make appropriate adjustments in connection with the 2000 Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a liquidation or dissolution of the Company, the Board of Directors will, unless otherwise determined at the time of grant, provide that all outstanding options are exercisable in full for a limited period prior to such event, and, that to the extent the options remain unexercised upon such event, the options automatically terminate.

        Upon a Reorganization Event (as defined in the 2000 Plan) or the execution by the Company of any agreement with respect to a Reorganization Event: (i) outstanding options may: (1) be assumed or equivalent options substituted; (2) be terminated immediately prior to the transaction unless they are exercised within a specified time; or (3) be cashed out at a price determined in accordance with the 2000 Plan; (ii) the repurchase and other rights of the Company under each outstanding restricted stock award will inure to the benefit of the Company's successor, or the repurchase rights of the Company will be waived; and (iii) the Board of Directors of the Company or any entity assuming other stock-based awards may take any action with respect to other stock-based awards as it deems appropriate.

        If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 2000 Plan.

Amendment or Termination

        No Award may be made under the 2000 Plan after May 9, 2010, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2000 Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment will become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.

        Because future Awards granted under the 2000 Plan will be based upon prospective factors, actual Award grants cannot be determined at this time.

Federal Income Tax Consequences

        The following is a brief summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 2000 Plan, which is based on authority as of the date of this Proxy Statement.

Incentive Stock Options

        In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

        Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

        If the participant sells ISO Stock prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain equal to the difference between the exercise price and the lesser of (i) the fair market value of the Common Stock at exercise or (ii) the amount realized on disposition over the exercise price will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

Nonstatutory Stock Options

        As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the exercise date over the exercise price.

        With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

Tax Consequences to the Company

        The grant of an Award under the 2000 Plan will have no tax consequences to the Company. The Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the 2000 Plan, including in connection with a restricted stock Award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Sections 162(m) and 280G of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 2000 Plan who are employees or otherwise subject to withholding in connection with a restricted stock Award or the exercise of a nonstatutory stock option.

        In addition, any officers and directors of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended may be subject to special tax rules regarding the income tax consequences concerning their options.

        The 2000 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended and is not, nor is it intended to be, qualified under Section 401(a) of the Code.

OTHER MATTERS

        The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

        This solicitation of proxies is made on behalf of the Company and the Company will bear all costs of solicitation. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

Householding of Annual Proxy Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's Proxy Statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: Vision-Sciences, Inc., Nine Strathmore Road, Natick, Massachusetts 01760, Telephone: (508) 650-9971, Attention: James A. Tracy. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Stockholder Proposals

        Proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company at its principal office in Natick, Massachusetts not later than March 3, 2006 for inclusion in the proxy statement for that meeting.

        If a stockholder of the Company wishes to present a proposal before the 2006 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must give written notice to the Company at its principal office in Natick, Massachusetts not later than May 23, 2006. If the stockholder fails to provide timely notice of a proposal to be presented at the 2006 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Katsumi Oneda, Chairman

July 1, 2005

        THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

AMENDMENT

TO THE

VISION-SCIENCES, INC.

2000 STOCK INCENTIVE PLAN

        WHEREAS, Vision-Sciences, Inc. (the "Company") maintains the Vision-Sciences, Inc. 2000 Stock Incentive Plan, as amended (the "Plan");

        WHEREAS, pursuant to Section 10(d) of the Plan, the Board of Directors of the Company (the "Board") reserved the right to amend the Plan; and

        WHEREAS, the Board desires to amend the Plan.

        NOW, THEREFORE, the Plan is amended, effective as of July 25, 2005, as follows:

        1.     Subject to stockholder approval, the first sentence of Section 4(a) of the Plan is amended by substituting the number "4,500,000" in lieu of "4,000,000" where it appears therein.

        2.     Section 10 of the Plan is amended by adding the following new subsection to the end thereof:

          "(f) SECTION 409A OF THE CODE. Notwithstanding anything herein to the contrary, any provision in this Plan relating to any Award that constitutes a "non-qualified deferred compensation plan" for purposes of Code Section 409A shall be limited, construed and interpreted in a manner so as to comply therewith and any such provision that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void."

        IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 22nd day of June, 2005.

VISION-SCIENCES, INC.
By:	/s/ JAMES A. TRACY James A. Tracy Title: VP Finance, Chief Financial Officer

A-1

VISION-SCIENCES, INC.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY	PROXY

PROXY FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 25, 2005

        The undersigned, revoking all prior proxies, hereby appoint(s) Lewis C. Pell, James A. Tracy and Paul I. Rachlin, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, on July 25, 2005 at 11:00 a.m., local time, and at any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

TO BE SIGNED ON REVERSE SIDE

(1)
To elect the Class II Directors listed below:

Nominees:	Ron Hadani Katsumi Oneda

  ☐ FOR the nominees                  ☐ WITHHOLD AUTHORITY to vote for the nominees

  ☐ FOR, except vote withheld from the following nominee: _________________

  ☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

(2)
To amend the Company's 2000 Stock Incentive Plan (the "2000 Plan") to increase the number of shares of Common Stock that may be issued pursuant to awards granted under the 2000 Plan from 4,000,000 to 4,500,000 shares;

  ☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

  THIS PROXY IS SOLICITED ON BEHALF OF
  THE BOARD OF DIRECTORS OF THE COMPANY.

Signature:	Signature:

Date:	Date:

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
COMPARATIVE STOCK PERFORMANCE
PROPOSAL 2: APPROVAL OF The Amendment to the 2000 STOCK INCENTIVE PLAN
OTHER MATTERS
PROXY CARD